                                                                       EXHIBIT 4

                       THE 1995 BURLINGTON NORTHERN INC.
                          2.5 CLUB STOCK OPTION PLAN
                          --------------------------

                                  Section 1.
                                   Purposes
                                   --------

1.1 The purpose of The 1995 Burlington Northern Inc. 2.5 Club Stock Option Plan (Plan) is to promote the interests of Burlington Northern Inc. (Company) and its shareholders by furnishing suitable recognition of outstanding safety performance by teams of employees who finished 1994 in the 2.5 Club. This safety performance has contributed materially to the success of the Company. The Plan provides for the grant of stock options in accordance with the terms and conditions set forth below.


                                  Section 2.
                                  Definitions
                                  -----------

2.1 Unless otherwise required by the context, the following terms when used in the Plan shall have the meanings set forth in this section 2.1:

      (a)   Board of Directors: The Board of Directors of the Company.

      (b) Code: The Internal Revenue Code of 1986, as amended and in effect from time to time, and the temporary or final regulations of the Secretary of the Treasury adopted pursuant to the Code.

      (c) Common Stock: The Common Stock of the Company, without par value, or such other class of shares or other securities as may be applicable pursuant to the provisions of section 5.

      (d)   Exchange Act: The Securities Exchange Act of 1934, as amended.

      (e) Management Committee: The committee designated to administer the Plan in accordance with the provisions of section 3.2.

      (f) Participant: Any person who is selected by the Committee to receive options hereunder.

      (g) Nonqualified Option: Options which are not intended to meet the requirements of an Incentive Stock Option as defined in Section 422 of the Code.

      (h) Option Price: The price per share of Common Stock at which each option is exercisable.

      (i) Permanent Disability: A disability which would qualify a participant to receive benefits under the Burlington Northern Inc. Long Term Disability Plan (after satisfying the elimination period thereunder) as now or hereafter in effect.

      (j) Subsidiary: An entity that is designated by the Committee as a subsidiary for purposes of this Plan and that is a corporation (or other form of business association that is treated as a corporation for tax purposes) of which shares

            (or other ownership interests) having more than 50% of the voting power are owned or controlled, directly or indirectly, by the Company so as to qualify as a "subsidiary corporation" (within the meaning of Code Section 424(f)).

                                  Section 3.
                                Administration
                                --------------

3.1   Management Committee.  Except with respect to determinations as to
      --------------------
      eligibility to participate in the Plan, and the timing, pricing, and amount of awards thereunder, which have been determined by the Board of Directors of the Company, the Plan shall be administered with respect to Participants by a Management Committee composed of the Chief Executive Officer of the Company and Executive Vice President - Safety & Corporate Support of Burlington Northern Railroad and such other persons as the Chief Executive Officer shall designate (the "Management Committee"). The Management Committee shall have full authority to construe and interpret the Plan with respect to Participants, to establish, amend and rescind rules and regulations relating to the administration of the Plan with respect to Participants, to administer the Plan with respect to Noninsider Participants, and to perform such other functions and make such determinations as shall be necessary for the operation of the Plan, which determinations shall be final and binding upon all affected participants. The Management Committee shall cause the Company, at its expense, to take any action related to the Plan which may be required or necessary to comply with the provisions of any federal or state law or any regulations issued thereunder.

                                  Section 4.
                                  Eligibility
                                  -----------

4.1 To be eligible for selection to participate in the Plan, an individual must be an employee of the Company, or of any Subsidiary, other than an employee who is an officer or director or a "key employee" of the Company and would, in either case, be eligible to receive options under the 1992 Burlington Northern Inc. Stock Option Incentive Plan as of the date on which the Management Committee grants to such individual an option. In addition, each individual must be a member of a safety team which has qualified for membership in the 2.5 Club for 1994. Each eligible employee to whom an option is granted is hereinafter referred to as an "optionee."

                                  Section 5.
                         Shares Available for the Plan
                         -----------------------------

5.1 Subject to section 5.2 hereof, the maximum number of shares with respect to which options may at any time be granted under the Plan is 300,000 shares of Common Stock from shares held in the Company's treasury or out of the authorized but unissued shares of the Company, or partly out of each, as shall be determined by the Board of Directors. Upon the expiration or termination in whole or in part of unexercised options, shares of Common Stock which were subject thereto shall again be available for options under the Plan.

5.2 In the event of a recapitalization, stock split, stock dividend, exchange of shares, merger, reorganization, change in the corporate structure or shares of the Company or similar event, the Board of Directors shall make appropriate adjustments in the number of shares authorized for the Plan and, with respect to outstanding options, stock appreciation rights, and limited stock appreciation rights, shall make appropriate adjustments in the number of shares, amount of any payment, and the Option Price.

                                  Section 6.
                               Grant of Options
                               ----------------

6.1 Options may be granted to eligible employees in an amount of 25 shares each as the Committee shall determine, taking into account whether the employee is a member of the 2.5 Club. The granting of an option shall take place when the Board of Directors, by resolution, written consent, or other appropriate action determines to grant such an option to 1994 members of the 2.5 Club at a particular price. Each option shall be evidenced by a written instrument delivered by or on behalf of the Company containing provisions not inconsistent with the Plan which may be signed on behalf of the Company by printed or facsimile signature.

6.2   An option granted under the Plan shall be a Nonqualified Option.

                                  Section 7.
                        Terms and Conditions of Options
                        -------------------------------

7.1   Option Price.
      ------------

      Option Price.  The Option Price with respect to each Option shall be the
      ------------
      Fair Market Value of the Company's Common Stock on January 18, 1995.

7.2   Additional Terms.  Options under the Plan shall be granted subject to the
      ----------------
      following terms and conditions:

      (a)   Duration of Options.  Options shall be exercisable at such time and
            -------------------
            under such conditions as set forth in the option grant, but in no event, except as set forth below, shall any Stock Option be exercisable prior to February 15, 1996, nor subsequent to the day before the third anniversary of the date thereof, i.e., February 14, 1998.

      (b)   Exercise of Options.
            -------------------

            (i) Subject to the terms of the option grant, an optionee may not exercise an option prior to February 15, 1996. This requirement is waived in the event of death or Permanent Disability of an optionee before such period is completed. In such cases, the option may be exercised prior to February 15, 1996, if the optionee desires to do so.

            (ii) Shares of Common Stock covered by an option must be purchased only at one time and not in installments, if any such shares are to be purchased. To the extent that the right to purchase shares has accrued thereunder, options may be exercised at any time by written notice to the Company.

      (c)   Payment.  Unless otherwise provided in the option grant, the
            -------
            purchase price of shares purchased under options shall be paid in full to the Company upon the exercise of the option (i) in cash,
            (ii) by delivery of shares of Common Stock

            (including shares acquired pursuant to the exercise of an option other than the option currently being exercised, to the extent permitted by applicable regulations) equal in Fair Market Value to the purchase price of the shares to be acquired under options, or
            (iii) any combination of cash and Common Stock. The Fair Market Value of such Common Stock as delivered shall be valued as of the day prior to delivery and shall be the mean between the highest and lowest quoted selling prices at which the Company's Common Stock was sold on such date as reported in the NYSE - Composite Transactions by the Wall Street Journal. Shares of Common Stock with a Fair Market Value equal to all or a portion of the purchase price of shares purchased under options may be withheld from the shares issuable to the optionee upon the exercise of the option only if specifically authorized in the option grant. The Fair Market Value of such Common Stock as is withheld shall be valued as of the day prior to exercise of the option.

      (d)   Nontransferability of Options.  During an optionee's lifetime, the
            -----------------------------
            option may be exercisable only by him. Options granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, except that to the extent permitted by applicable law, the Management Committee may permit a recipient of an option to designate in writing during his or her lifetime a beneficiary to receive and exercise options in the event of such optionee's death. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the option, or any attachment or similar process upon the option, shall cause the rights and privileges conferred hereby to become null and void.

                                  Section 8.
                       Regulatory Approvals and Listing
                       --------------------------------

8.1 The Company shall not be required to issue any certificate for shares of Common Stock or to make any payment relating to shares of Common Stock in connection with the exercise of an option, granted under the Plan prior to:

      (a) The obtaining of any approval or ruling from the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Company, in its sole discretion, shall determine to be necessary or advisable.

      (b) The listing of such shares on any stock exchange on which the Common Stock may then be listed.

      (c) The completion of any registration or other qualification of such shares under any federal or state laws, rulings or regulations of any governmental body which the Company, in its sole discretion, shall determine to be necessary or advisable.

                                  Section 9.
                              General Provisions
                              ------------------

9.1 Nothing contained in the Plan, or in any option granted pursuant to the Plan, shall confer upon any employee any right with respect to continuance of employment by the Company or a Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate the employment of such employee.

9.2 Appropriate provision shall be made for all taxes required to be withheld in connection with options, and the exercise thereof, under the applicable laws or regulations of any governmental authority, whether federal, state, or local and whether domestic or foreign. Unless otherwise provided in the option grant, a participant is permitted to deliver shares of Common Stock (including shares acquired pursuant to the exercise of an option other than the option currently being exercised, to the extent permitted by applicable regulations) for payment of withholding taxes on the exercise of an option. The Fair Market Value of such Common Stock as delivered shall be valued as of the day prior to delivery. Shares of Common Stock may be withheld from the shares issuable to the optionee upon exercise of an option to satisfy tax withholding obligations only if specifically authorized in the option grant. The Fair Market Value of such Common Stock as is withheld shall be valued as of the day prior to the exercise of the option.

                                  Section 10.
             Amendment, Termination or Discontinuance of the Plan
             ----------------------------------------------------

10.1 Subject to the Board of Directors and section 13.2, the Management Committee may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company without further approval of the Board of Directors of the Company, including, but not limited to, any amendment necessary to ensure that the Company may obtain any regulatory approval referred to in Section 8 hereof; provided, however, that no change in any option theretofore granted may be made without the consent of the optionee or holder which would impair the right of the optionee or holder to acquire or retain Common Stock which he may have acquired as a result of the Plan.

10.2 The Board of Directors may at any time suspend the operation of or terminate the Plan with respect to any shares of the Company's Common Stock not at the time subject to option.

                           BURLINGTON NORTHERN INC.
                             2.5 CLUB STOCK OPTION
                             RULES AND PROCEDURES

To:  ___________________

Subject to your execution of this document with Burlington Northern Inc. ("BNI"), the Board of Directors of BNI has awarded to you a Nonqualified Option pursuant to the 1995 Burlington Northern Inc. 2.5 Club Stock Option Plan (the "Plan") to purchase 25 shares of BNI Common Stock, commencing February 15, 1996, at a price of $________ per share (the "Option"). This Option expires on February 15, 1998. You and BNI agree as follows:

Except in the event of death or permanent disability, this Option may be exercised only after February 15, 1996. If you terminate your employment with BNI or one of its subsidiaries for reasons other than death or permanent disability, the Option will be exercisable only after such date. In no event shall this Option be exercisable after its expiration date of February 15, 1998. In the event of your death, your Option may be exercised by your legal representative, your estate, or the person to whom such Option shall have passed by will or by the laws of descent or distribution. Otherwise, the Option is nontransferable during your life and may be exercised only by you.

The shares which you shall receive upon exercise of this Option shall be fully paid and non-assessable, shall be represented by a certificate or certificates registered in your name, and shall be subject to the restrictions set forth below.

The Option received by you and your right to exercise such Option and receive any shares of BNI Common Stock therefrom, and the sale of said shares thereafter, shall be subject to all of the restrictions, terms, and conditions specified in the Plan and this document and that all of such restricting terms and conditions of such Plan are incorporated by reference into this document. To the extent there may be any conflict between any term or provision of the Plan and any term or provision of this document, the term or provision of the Plan shall control.

BNI shall have the right to withhold or direct the withholding of all federal, state, and municipal income, employment, medicare, Railroad Retirement, or other taxes (collectively "Taxes") as shall be required pursuant to any statute or governmental regulation or ruling from (i) any stock received upon exercise of any stock option granted under this Plan or (ii) from any other payment, including normal salary then or in the future due you from BNI or Burlington Northern Railroad Company ("BNRR"), and that you shall complete any documentation necessary to effect such withholding. You understand that, if appropriate withholding amounts have not been paid to BNI, the current policy of BNI, which is subject to change from time to time without notice, is to commence such withholding from salary on the 60th day following the date of exercise of any stock option or portion thereof under the Plan. You further agree to pay to BNI or BNRR, in cash, within 21 days of the date of exercise of any stock option or portion thereof under the Plan any amount required to be withheld by BNI or BNRR on account of Taxes. In the event that you do not make such payment within such 21-day period, then BNI and BNRR shall charge you interest, commencing on the date of exercise of the relevant stock option or portion thereof, upon any unpaid amount at an annual rate of 15 per cent until fully paid, including interest. You agree that BNI may condition delivery of stock certificates upon receipt of such payment(s). You understand that there may be tax implications associated with the exercise of stock options under this Plan, and agree that it is your responsibility to consult a tax advisor regarding any such tax implications.

The terms and provisions of this document shall be binding upon, and shall inure to the benefit of, yourself and your executors or administrators, heirs, and personal and legal representatives.

Any dispute or disagreement that may arise under or as a result of or pursuant to this document shall be determined by the Management Committee in its sole discretion, and any interpretation by the Management Committee of the terms of this document or the Plan shall be final, binding, and conclusive. This document shall be construed and enforced in accordance with the laws of the State of Texas.

This document together with the Plan set forth all of the promises, agreements, conditions, understandings, warranties, and representatations between the parties with respect to the Option referred to above and that there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, between the parties with respect to the Option, other than as set forth in such Plan and this document.

In the event of invalidity of any part or provision of the Plan or this document, such invalidity shall not affect the validity of any other part or provision of the Plan or this document.


BURLINGTON NORTHERN INC.


BY:_______________________________     Date:_______________________________



ACCEPTED AND AGREED TO:


BY:_______________________________     Date:_______________________________